EXHIBIT 99.1

Press Release

July 25, 2011	Contact Information:

For Immediate Release	Michael H. Shapiro
Vice President and Chief Financial Officer
414.643.3000
Rexnord Announces Agreement to Acquire VAG Holding GmbH

Milwaukee, WI, July 25, 2011 - Rexnord has entered into a definitive agreement to acquire 100% of the outstanding stock of VAG Holding GmbH (“VAG”) for an estimated aggregate transaction value of €175 million. The consummation of the transaction is subject to customary closing conditions and is expected to close in the next 90 days.

VAG is a global leader in the design and manufacture of valves and engineered solutions across a broad range of applications, including water distribution, wastewater treatment, dams and hydropower generation as well as various other industrial applications. The acquisition is highly complementary to Rexnord's existing Water Management platform with limited product overlap and virtually no geographic duplication.

VAG employs approximately 1,200 associates world-wide and reported net sales of approximately €140 million for the twelve months ended June 30, 2011. Headquartered in Mannheim, Germany, VAG currently operates three other principal manufacturing operations in, Hodonin, Czech Republic, Secunderabad, India and Taicang, China as well as sales offices in eighteen countries to service its global customer base.
About Rexnord
Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 6,300 employees worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. Additional information about the Company can be found at www.rexnord.com.
Cautionary Statement on Forward-Looking Statements
Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. Among other things, the transaction is subject to various conditions on closing. All forward-looking statements included in this release are based upon information available to Rexnord LLC as of the date of the release, and Rexnord LLC assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company's annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.